Exhibit 10.3

EXECUTION

PREFERRED EQUITY EXCHANGE AND DISCHARGE AGREEMENT

This Preferred Equity Exchange and Discharge Agreement, dated as of April 1, 2016 (this “Agreement”), is entered into by and between Rentech, Inc., a Colorado corporation (the “Company”), DSHC, LLC, a Delaware limited liability company (“DSHC”), each of the Holders listed on Exhibit A hereto (each, a “Holder” and, collectively, the “Holders”) and GSO Capital Partners LP, a Delaware limited partnership, in its capacity as the Holders’ Representative (the “Holders’ Representative”).

WHEREAS, the Holders are the holders of an aggregate of 100,000 shares (the “Preferred Shares”) of the Company’s Series E Convertible Preferred Stock, par value $10.00 per share;

WHEREAS, the Holders and the Company desire to effect a transaction in which, on the terms and subject to the conditions set forth herein, the Company will acquire the Preferred Shares from the Holders in exchange for Common Units, cash and the payment of all Accrued Dividends on the Preferred Shares; and

WHEREAS, this Agreement is being executed and delivered pursuant to the Waiver and Amendment of Certain Loan and Equity Documents dated as of August 9, 2015, as amended, between the Company, Rentech Nitrogen Holdings, Inc. (“RNHI”), the Holders, the Holders’ Representative and Credit Suisse AG, Cayman Islands Branch and the Holders desire to sell to the Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1  Definitions.

“Accrued Dividends” has the meaning set forth in Section 2.1.

“Affiliate” of any Person means any Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means laws, orders of a court of competent jurisdiction or other similar requirement of any Governmental Authority.

“Articles of Amendment” means the Articles of Amendment to the Articles of Incorporation of the Company setting for the preferences, limitations and relative rights of the Company’s Series E Convertible Preferred Stock, as filed with the Secretary of State of the State of Colorado on April 9, 2014 pursuant to the Subscription Agreement.

“Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation as amended, modified or supplemented from time to time.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City, New York.

“Bylaws” means the Company’s bylaws, as amended, modified or supplemented from time to time.

“Cash Payments” has the meaning set forth in Section 4.5.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Common Units” means the common units representing limited partner interests of CVR having the rights and obligations specified with respect to “Common Units” as set forth in the CVR LPA.

“Company” has the meaning set forth in the preamble hereto.

“Credit Agreement” means the Second Amended and Restated Term Loan Credit Agreement, dated as of the date hereof, by and among Rentech Nitrogen Holdings, Inc., the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

“CVR” means CVR Partners, L.P., a Delaware limited partnership.

“CVR LPA” means the Second Amended and Restated Agreement of Limited Partnership of CVR, dated April 13, 2011, as amended from time to time.

“CVR Units” has the meaning set forth in Section 2.1.

“DSHC” has the meaning set forth in the preamble hereto.

“GSO Transaction Agreement” means the Transaction Agreement, dated as of August 9, 2015, by and among CVR, each of the Holders party thereto and GSO Capital Partners LP.

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government (or agency or political subdivision thereof), (b) governmental, quasi-governmental or regulatory authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power any nature.

“Holder” and/or “Holders” has the meaning set forth in the preamble hereto.

“Holder Group” has the meaning set forth in Section 4.1(a).

“Holder Group Member” has the meaning set forth in Section 4.1(a).

“Holders’ Representative” has the meaning set forth in the preamble hereto.

“Indemnified Liabilities” has the meaning set forth in Section 4.5.

“Indemnified Parties” has the meaning set forth in Section 4.5.

“Indemnitor” has the meaning set forth in Section 4.5.

“Instruction Letters” has the meaning set forth in Section 4.5.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of August 9, 2015, entered into by and among CVR, Lux Merger Sub 1 LLC, a limited liability company and wholly owned subsidiary of CVR, and Lux Merger Sub 2 LLC, a limited liability company and wholly owned subsidiary of CVR, Rentech Nitrogen Partners, L.P., a Delaware limited partnership, and Rentech Nitrogen GP, LLC, a Delaware limited liability company.

“Merger Closing” means the occurrence of the Closing (as such term is defined in the Merger Agreement).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a Governmental Authority or political subdivision thereof.

“Pledge Agreement” has the meaning set forth in Section 2.3(b)(ii).

“Preferred Shares” has the meaning set forth in the recitals hereto.

“Proceeding” has the meaning set forth in Section 6.1(b).

“Pro Rata Share” means, with respect to a Holder, the percentage set forth next to the name of such Holder on Exhibit A.

“RNHI” has the meaning set forth in the recitals hereto.

“SEC” means the Securities and Exchange Commission.

“Second Restatement Date” has the meaning set forth in the Credit Agreement.

“Subscription Agreement” means the Subscription Agreement among the Company, the Holders and the Holders’ Representative dated as of April 9, 2014, as amended by Amendment No. 1 to the Subscription Agreement dated as of February 12, 2015 among the Company, the Holders and the Holders’ Representative.

“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Trading Day” means, with respect to the Common Units, any Business Day on which the Trading Market is open for trading.

“Trading Market” means, with respect to the Common Units, the principal national securities exchange on which the Common Units may at the time be listed.

Article II
REPURCHASE AND EXCHANGE; CLOSING; CONDITIONS PRECEDENT

Section 2.1  Repurchase and Exchange. Subject to the last sentence of this Section 2.1, on the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing the Company shall: (a) acquire from each Holder all of the Preferred Shares held by such Holder; and (b) cause DSHC and RNHI to each deliver an irrevocable instruction letter to The Bank of New York Mellon, in the forms attached hereto as Exhibit B (“Instruction Letters”), pursuant to which the DSHC and RNHI shall direct The Bank of New York Mellon, as promptly as possible after the Closing, to (i) assign, transfer, convey and deliver to each Holder to an account for such Holder designated in writing in such Instruction Letters Common Units for payment of the Preferred Shares (the “CVR Units”) in an amount for such Holder specified in such Instruction Letters, free and clear of all liens and encumbrances (other than as provided in the GSO Transaction Agreement or imposed by applicable law) and (ii) pay to each Holder to an account for such Holder designated in such Instruction Letters by wire transfer of immediately available funds cash in an amount for such Holder specified in such Instruction Letters for payment of the Preferred Shares (“Cash Payments”), which shall include, among other things, the amount of all unpaid accrued and accumulated dividends (the “Accrued Dividends”) on the Preferred Shares held by such Holder (including any amounts accrued through the Closing Date and unpaid since the last Dividend Payment Date (as defined in the Articles of Amendment) whether or not declared by the Board of Directors.

Notwithstanding anything to the contrary in this Section 2.1, the payment by the Company for the Preferred Shares contemplated to be paid pursuant to this Section 2.1 shall be deemed not to occur until each Holder shall have received in its account referred to in the Instruction Letters the CVR Units and Cash Payments referred to in this Section 2.1.

Section 2.2  Closing. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California, at 5:00 a.m. Los Angeles time on the date of this Agreement and substantially simultaneously with the occurrence of the Merger Closing, subject to the satisfaction or waiver of all of the conditions set forth in Article V, or such other time and place as the Company the Holders may agree in writing. The date on which the Closing is to occur is referred to herein as the “Closing Date”.  Immediately after the Closing, the Company shall cancel the Preferred Shares.

Section 2.3  Other Transactions.  On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement:

(a)  at the Closing the following shall occur automatically and effective as the Closing: Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, and 4.18 of the Subscription Agreement shall terminate;

(b)  on the first date after the Closing on which each Holder shall have received in its accounts referred to in the Instruction Letters the CVR Units and the Cash Payments referred to in Section 2.1, the following shall occur automatically and effective as of such date:

(i)  each Amended and Restated Put Option Agreement, dated as of February 12, 2015, between a Holder and DSHC shall terminate in its entirety and no Person shall have any liability or obligations thereunder; and

(ii)  each of the following shall terminate in its entirety: (i) the Amended and Restated Pledge Agreement, dated February 12, 2015, by and among DSHC, Credit Suisse AG, Cayman Islands Branch, and the Holders (the “Pledge Agreement”), (ii) the Collateral Account Control Agreement, dated as of April 15, 2014, among DSHC, Credit Suisse AG, Cayman Islands Branch, and The Bank of New York Mellon and (iii) the Amended and Restated Registration Rights Agreement by and among the Company and the Holders.

Section 2.4  Closing Deliverables.

(a)  At the Closing, the Company shall deliver, or cause to be delivered, the following:

(i)  to each Holder (A) a copy of the Instruction Letters (and attachments thereto) duly executed by the parties thereto and (B) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, setting forth the amounts and calculations of the Accrued Dividends payable to each Holder.

(ii)  to the Holders and the Holders’ Representative, (A) the GSO Transaction Agreement duly executed by CVR, and (B) legal opinions addressed to the Holders (x) rendered by Latham & Watkins LLP substantially to the effect specified in Exhibit C and (y) rendered by Holland & Hart LLP substantially to the effect specified in Exhibit D; and

(iii)  to the Holders’ Representative or any of the Holders, as applicable and without duplication, reimbursement in cash of all reasonable and documented out-of-pocket costs and expenses, including legal fees, expenses, other professional fees and expenses incurred through the Closing Date by the Holders’ Representative or any of the Holders in connection with the transaction contemplated by this Agreement.

(b)  At the Closing, each Holder shall deliver, or cause to be delivered, to the Company the following:

(i)  the stock certificate delivered to such Holder pursuant to the Subscription Agreement or, in lieu thereof, a duly executed affidavit of loss; and

(ii)  the GSO Transaction Agreement duly executed by such Holder and the Holders’ Representative.

Article III
REPRESENTATIONS AND WARRANTIES

Section 3.1  Representations and Warranties of the Company. The Company hereby represents and warrants to the Holders and the Holders’ Representative that:

(a)  the Company is a corporation validly existing and in good standing under the laws of the state of Colorado;

(b)  the Company and DSHC have all necessary corporate power and authority to execute and deliver this Agreement, to carry out their respective obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance by the Company of and DSHC of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and DSHC;

(c)  this Agreement has been duly executed and delivered by the Company and DSHC and is a valid and binding obligation of the Company and DSHC enforceable against the Company and DSHC in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(d)  no consent, approval or authorization of, or filing with, any Governmental Authority, securities exchange, securities market or other Person is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, except for filing of a current report on Form 8-K and a Schedule 13D or Schedule 13G or amendments thereto with the SEC;

(e)  each of the CVR Units (A) is being assigned, transferred, conveyed and delivered to the Holders free and clear of all liens and encumbrances (other than as provided in the GSO Transaction Agreement), and (B) is not subject to any preemptive right or restrictions on transfer;

(f)  the CVR Units have been approved for listing on the New York Stock Exchange;

(g)  the authorization, execution, delivery and performance by the Company and DSHC of this Agreement, and the consummation by each of the Company and DSHC of the transactions contemplated hereby (i) do not and will not violate, conflict with, or result in the breach of any term, condition or provision of the Articles of Incorporation, Bylaws or the organizational documents of DSHC and (ii) do not and will not (whether with or without notice or lapse of time or both) (A) violate any provision of or constitute or result in a breach or default under, the termination of, acceleration of the performance required by, or result in any payment obligations under, or result in a right of termination, acceleration or payment under, any material mortgage, credit or loan agreement, note, bond, indenture, deed of trust, license, lease, contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or is bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, including as a result of any change of control or similar provision; (B) violate any provision of any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its Subsidiaries; (C) violate any provision of any applicable state, federal or local law, rule or regulation; or (D) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries or upon the CVR Units (other than as provided in the GSO Transaction Agreement) or the suspension, revocation, impairment, non-renewal or forfeiture of any franchise, permit or license or other right granted by any Governmental Authority to the Company or any of its Subsidiaries;

(h)  there are no “business combination with interested stockholders”, “fair price” or similar antitakeover provisions under the Articles of Incorporation (including Article 15 of the Articles of Incorporation) or the Bylaws or the antitakeover laws and regulations of the State of Colorado that would prohibit or restrict the Holders, the Company and its Subsidiaries from fulfilling their obligations or exercising their rights hereunder; and

(i)  the Merger Closing has occurred and neither the Company nor any of its Subsidiaries waived any condition precedent to the Merger Closing in any respect in a manner that is adverse to any of the Holders in any material respect.

Section 3.2  Representations and Warranties of the Holders. Each Holder, severally and not jointly, represents and warrants to the Company that:

(a)  it is a limited partnership or other entity validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)  it has all necessary limited partnership or other entity power and authority to execute and deliver this Agreement, carry out its obligations hereunder, and consummate the transactions contemplated hereby;

(c)  it is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended);

(d)  the execution, delivery and performance by such Holder of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership or other entity action on the part of such Holder;

(e)  this Agreement has been duly executed and delivered by such Holder and each such agreement to which it is a party is a valid and binding obligation of such Holder enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(f)  such Holder has been advised by the Company that (i) the CVR Units are being sold by the Company to each Holder on the basis of the statutory exemption provided by one or more of Section 4(a)(1) and Section 4(a)(2) under the Securities Act relating to transactions not involving any public offering and under similar exemptions under certain state securities laws that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and (ii) that the Company’s reliance thereon is based in part upon the representations made by such Holder in this Agreement, and each Holder acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities;

(g)  such Holder is acquiring the CVR Units for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws;

(h)  by reason of its business or financial experience, each Holder is capable of evaluating the merits and risks of the transactions contemplated hereunder;

(i)  the Company has provided to each Holder all documents and information that such Holder has requested relating to an investment in CVR; such Holder recognizes that investing in CVR involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of such securities; such Holder has not relied on the Company for any tax or legal advice in connection with the purchase of the CVR Units: and in evaluating the suitability of an investment in CVR, such Holder has not relied upon any representations or other information (other than reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed by CVR with the SEC, the legal opinions delivered at the Closing pursuant to Section 2.4(a)(ii), and the representations and warranties of the Company set forth herein);

(j)  no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries or Affiliates for any commission, fee or other compensation as a finder or broker because of any act by such Holder; and

(k)  no consent, approval or authorization of, or filing with, any Governmental Authority, securities exchange, securities market or other Person is or will be required on the part of such Holder in connection with the execution, delivery and performance by such Holder of this Agreement other than (i) those which have already been made or granted, (ii) the filing with the SEC of Schedule 13D or Schedule 13G or amendments thereto or Form 4, or (iii) those where the failure to obtain such consent, approval or license or make such filing would not have a material adverse effect on the ability of such Holder to perform its obligations hereunder.

Article IV
COVENANTS

Section 4.1  Holder Group.

(a)  The Company recognizes that the Holders are investment funds and managed accounts and that the Holders, their partners or investors and professionals affiliated with the Holders (such Persons, together with the operating or portfolio companies described in this sentence, are collectively referred to as the “Holder Group” and individually as a “Holder Group Member”) invest in, serve on the board of directors and other governing boards of, serve as officers of, provide services to and have minority and controlling ownership interests in existing and future operating or portfolio companies. Nothing in this Agreement or the nature of the existing or any future relationship between the Holder Group or any Holder Group Member, on the one hand, and the Company or any of its Affiliates, on the other hand, will prohibit the Holder Group or any Holder Group Member from engaging in any activity or business opportunity, including any activity or business opportunity that competes with or relates to the business conducted by the Company, that is independently developed by such Holder Group or Holder Group Member without information obtained from, or the participation of, the Company or its Subsidiaries.

(b)  Notwithstanding anything to the contrary set forth in this Agreement, none of the terms or provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. or any of its business units other than those within its credit business segment.

Section 4.2  D&O Tail Policy. The Company shall provide to each person who served as a Series E Director (as defined in the Subscription Agreement), any tail policy that is made available to past directors of the Company.

Section 4.3  Transfer Taxes. All transfer, stamp and other taxes and fees (including any penalties and interest but excluding income and similar taxes) incurred in connection the transactions contemplated by Section 2.1 shall be borne and paid by the Company when due. The Company shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees.

Section 4.4  Book Entry. The Company shall use its reasonable best efforts to cause the CVR Units issued and delivered to the Holders at the Closing pursuant to this Agreement to be delivered in book-entry form in accordance with the book-entry registration procedures of CVR’s transfer agent.  Any such book entry form shall nonetheless be subject to any restrictions, including without limitation, restrictive legends, properly applicable to such securities.

Section 4.5  Remedies and Indemnification. From and after the Closing Date, to the fullest extent permitted by law, the Company (the “Indemnitor”) shall hold harmless, indemnify and defend each Holder, its Affiliates and each of its and their respective directors, officers, partners, members, managers, stockholders, employees and agents (collectively, the “Indemnified Parties”) from and against, and shall pay to the Indemnified Parties the amount of, any and all liabilities, costs, expenses, liabilities, losses, damages and penalties which may be incurred by, imposed on, or asserted against, any Indemnified Party in connection with or arising or resulting from any breach of any representation, warranty, covenant or agreement of the Company or DSHC set forth in this Agreement or in any certificate delivered pursuant to Section 5.1(g) (the “Indemnified Liabilities”).  Each Indemnified Party shall give the Indemnitor prompt written notice of any claim asserted in writing against such Indemnified Party that would reasonably be expected to give rise to Indemnified Liabilities setting forth a description of the nature and basis of such claim of which such Indemnified Party has knowledge; provided, however, that any delay or failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is materially prejudiced by such delay or failure.  The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided, however, that the Indemnitor will not settle any such claim without (i) the appropriate Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, or (ii) obtaining an unconditional release of the appropriate Indemnified Party from all claims arising out of the claim with no admission of wrongdoing by the appropriate Indemnified Party).  Notwithstanding the foregoing, the Indemnitor shall not be entitled to control the defense of any claim in the event that based upon the advice of counsel for the Indemnified Party, there are one or more material defenses available to the Indemnified Party which are not available to the Indemnitor; provided, however, that with respect to any claim as to which the Indemnified Party is controlling the defense, the Indemnitor will not be liable to any Indemnified Party for any settlement of any claim pursuant to this Section 4.5 that is effected without its prior written consent.  In no event shall the Indemnitor be required to pay the fees and expenses for more than one counsel for all Indemnified Parties.

Section 4.6  Further Assurances. From time to time after the Closing, and for no further consideration, each of the parties to this Agreement shall execute, acknowledge and deliver any additional agreements, documents and instruments, and take such further actions as may be reasonably requested by the other parties hereto from time to time, to carry out the provisions and purposes of this Agreement, including, without limitation, to reflect the termination of the agreements referenced in Section 2.3 (after the termination of such agreements in accordance with Section 2.3) and any releases necessary to evidence or effectuate the release of all liens and encumbrances on the Collateral (as defined in the Pledge Agreement) after the termination of such agreements (including the filing of, or the authorization of the filing of, any UCC termination statements).

Article V
CONDITIONS PRECEDENT

Section 5.1  Conditions to the Holders’ Obligations. The obligations of the Holders to consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

(a)  Each of the representations and warranties of the Company contained in Section 3.1 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b)  The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)  The Merger Closing shall have occurred in accordance with the terms of the Merger Agreement (without any amendment, supplement or waiver of the terms of such agreement in any respect in a manner that is adverse to any of the Holders in any material respect).

(d)  The Company shall have delivered to the Holders each of those items set forth in Section 2.4(a).

(e)  The CVR Units shall have been approved for listing on the New York Stock Exchange.

(f)  The Second Restatement Date shall have occurred.

(g)  The Company shall have delivered to the Holders a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 5.1(a), Section 5.1(b), Section 5.1(c) and Section 5.1(e) has been satisfied.

Section 5.2  Conditions to the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

(a)  Each of the representations and warranties of the Holders contained in Section 3.2 of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b)  The Holders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Holders at or prior to the Closing.

(c)  The Holders shall have delivered to the Company a certificate or certificates, dated as of the Closing Date and executed on behalf of the Holders, to the effect that each of the conditions set forth in Section 5.2(a) and Section 5.2(b) has been satisfied.

Article VI.
GENERAL

Section 6.1  Governing Law.

(a)  Except to the extent the Colorado Business Corporation Act is mandatorily applicable, this Agreement and any disputes arising hereunder or controversies related hereto shall be governed by and construed in accordance with the internal laws of the State of New York that apply to contracts made and performed entirely within such state.

(b)  Each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of any court of the State of New York located in New York County or the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this Agreement (each a “Proceeding”), (ii) agrees that service of any process, summons, notice or document in accordance with Section 6.2 shall be effective service of process for any Proceeding brought against such party; (iii) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement in any such court; (iv) agrees that all claims in respect of any Proceeding may be heard and determined in any such court; and (v) agrees not to commence any Proceeding other than in such court, and waive, to the fullest extent permitted by applicable law, any claim that any such Proceeding is brought in an inconvenient forum.

(c)  To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such Person’s property, each such party hereto hereby irrevocably waives such immunity in respect of such Person’s obligations with respect to this Agreement.

(d)  Waiver of Jury Trial.  EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 6.2  Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by facsimile transmission, when transmitted and receipt is confirmed; (d) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in Section 6.2(a), (b) or (c), when transmitted and receipt is confirmed; and (e) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company, to:

Rentech, Inc.
10877 Wilshire Boulevard, 10th Floor
Los Angeles, CA 90024
Fax No.: (310) 208-7165
E-mail:  cmorris@rentk.com
Attention:  Colin Morris

with a copy to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Fax No.: (650) 463-2600
E-mail:  tony.richmond@lw.com
Attention:  Anthony J. Richmond

If to a Holder, to:

GSO Capital Partners LP
345 Park Avenue, 31st Floor
New York, NY 10154
Fax No.:  (646) 455-4124 and (646) 455-4138
E-mail:  marisa.beeney@gsocap.com and patrick.fleury@gsocap.com
Attention:  Marisa Beeney and Patrick Fleury

with a copy to:

Vinson & Elkins LLP
666 Fifth Avenue
26th Floor
New York, NY 10103
Fax No.:  (917) 849-5367
E-mail:  mswidler@velaw.com and rseber@velaw.com
Attention:  Michael J. Swidler and Robert Seber

Section 6.3  Entire Agreement; No Third Party Beneficiary. This Agreement contains the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement.  This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

Section 6.4  Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Holders Representative may provide any such consent on behalf of the Holders.  Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 6.5  Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Company and the Holders’ Representative.  Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with; provided that the Holders’ Representative may execute such waivers on behalf of any Holder.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 6.6  Interpretation; Absence of Presumption.

(a)  For the purposes hereof:  (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, and Exhibits to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b)  With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

(c)  The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 6.7  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other party.  Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles will be deemed as sufficient as if actual signatures pages had been delivered.

Section 6.8  Expenses. Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees shall be paid by the party incurring such expenses.

Section 6.9  Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 6.10  Specific Performance. The parties hereto agree that irreparable damage could occur and that a party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached.  Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.11  Holders’ Representative.

(a)  Each Holder hereby consents to (i) the appointment of GSO Capital Partners LP as the Holders’ Representative hereunder and as the attorney-in-fact for and on behalf of such Holder, and (ii) the taking by the Holders’ Representative of any and all actions and the making of any decisions required or permitted by, or with respect to this Agreement and the transactions contemplated hereby, including, without limitation, (A) the exercise of the power to agree to execute any consents under this Agreement and (B) to take all actions necessary in the judgment of the Holders Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the transactions contemplated hereby.

(b)  Each Holder shall be bound by the actions taken by the Holders’ Representative exercising the rights granted to it by this Agreement, and the Company shall be entitled to rely on any such action or decision of the Holders’ Representative.

(c)  If the Holders’ Representative shall resign or otherwise be unable to fulfill its responsibilities hereunder, the Holders shall appoint a new Holders’ Representative as soon as reasonably practicable by written consent of the Holders constituting the holders of a majority of the CVR Units issued pursuant to this Agreement, by sending notice and a copy of the duly executed written consent appointing such new Holders’ Representative to the Company.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

COMPANY:

RENTECH, INC.

By:	/s/ Jeffrey R. Spain
Name:	Jeffrey R. Spain
Title:	CFO, SVP

DSHC:

DSHC, LLC

By:	/s/ Colin Morris
Name:	Colin Morris
Title:	President

[Signature Page to Preferred Equity Exchange and Discharge Agreement]

HOLDERS’ REPRESENTATIVE:

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

HOLDERS:

GSO SPECIAL SITUATIONS OVERSEAS

MASTER FUND LTD.

GSO SPECIAL SITUATIONS FUND LP

GSO PALMETTO OPPORTUNISTIC

INVESTMENT PARTNERS LP

GSO CREDIT-A PARTNERS LP

STEAMBOAT CREDIT OPPORTUNITIES

MASTER FUND LP

GSO COASTLINE CREDIT PARTNERS LP

GSO CACTUS CREDIT OPPORTUNITIES FUND LP

By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND II LP

By:	GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

[Signature Page to Preferred Equity Exchange and Discharge Agreement]

Exhibit A

HOLDERS AND PRO RATA SHARE

Name of Holder	Pro Rata Share
GSO Special Situations Overseas Master Fund Ltd.	17.9%
GSO Special Situations Fund LP	28.8%
GSO Palmetto Opportunistic Investment Partners LP	6.7%
GSO Credit-A Partners LP	16.1%
Steamboat Credit Opportunities Master Fund LP	3.8%
GSO Coastline Credit Partners LP	3.8%
GSO Cactus Credit Opportunities Fund LP	9.9%
GSO Aiguille des Grands Montets Fund II LP	13.0%
Total:	100%

[Signature Page to Preferred Equity Exchange and Discharge Agreement]

EXHIBIT B

Instruction Letters

EXHIBIT C

OPINION OF LATHAM & WATKINS

1.  DSHC is a limited liability company under DLLCA, with limited liability company power and authority to enter into the Exchange Agreement and to perform its obligations thereunder.

2.  The Exchange Agreement constitutes a legally valid and binding obligation of each of the Rentech Parties enforceable against each of them in accordance with its terms.

3.  The Exchange Agreement has been duly authorized by all necessary limited liability company action of DSHC, and the Exchange Agreement has been duly executed and delivered by DSHC.

4.  The execution and delivery of the Exchange Agreement by the Rentech Parties do not on the date hereof (i) in the case of DSHC, violate the provisions of the DSHC Governing Documents or (ii) violate any New York statute, rule or regulation applicable to the Rentech Parties.

EXHIBIT D

OPINION OF HOLLAND & HART

1.

The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State and has the corporate power and authority to own its property and to conduct its business as it is currently conducted.

2.

The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Exchange Agreement have been duly authorized by all requisite corporate action on the part of the Company.  The Exchange Agreement has been duly executed and delivered by the Company.

3.

The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Exchange Agreement do not violate any provision of the Articles of Incorporation or Bylaws of the Company.